UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
January 22, 2016 (January 21, 2016)

____________________________

BREITBURN ENERGY PARTNERS LP
(Exact name of Registrant as specified in its charter)

Delaware	001-33055	74-3169953
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

707 Wilshire Boulevard, Suite 4600
Los Angeles, CA 90017
(Address of principal executive office)

(213) 225-5900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting of Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 21, 2016, Breitburn Energy Partners LP (the “Partnership”) received a letter from the Listing Qualifications Department (“Staff”) of The NASDAQ Stock Market LLC (“NASDAQ”) notifying the Partnership that its common units closed below the $1.00 per unit minimum bid price required by NASDAQ Listing Rule 5450(a)(1) for 30 consecutive business days. The notice has no immediate effect on the listing or trading of the Partnership’s common units and the common units will continue to trade on The Nasdaq Global Select Market under the symbol “BBEP”.

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Partnership has a period of 180 calendar days, or until July 19, 2016, to achieve compliance with the minimum bid price requirement. The Partnership will regain compliance with the minimum bid price requirement if at any time before July 19, 2016, the bid price for the Partnership’s common units closes at $1.00 per unit or above for a minimum of 10 consecutive business days. In the event the Partnership does not regain compliance with the minimum bid price requirement by July 19, 2016, the Partnership may be eligible for an additional 180 calendar day compliance period if it elects to transfer to The Nasdaq Capital Market so as to take advantage of the additional compliance period offered on that market. To qualify, the Partnership would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and would need to provide written notice of its intention to cure the deficiency during the second compliance period.

The Partnership intends to actively monitor the bid price of its common units and will consider available options to regain compliance with the listing requirements, including such actions as a reverse stock split and/or transferring to The Nasdaq Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BREITBURN ENERGY PARTNERS LP

	By:	BREITBURN GP LLC,
its general partner

Dated: January 22, 2016	By:	/s/ Gregory C. Brown
Gregory C. Brown
Executive Vice President, General Counsel and Chief Administrative Officer